FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
February 2, 2010	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY SECOND QUARTER RESULTS
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the second quarter of fiscal 2010 of $1.0 million, an increase of $183,000, or 21.4%, as compared to $853,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  Second quarter earnings were $0.50 per diluted common share, an increase of 25.0%, as compared to $0.40 per diluted common share earned during the same period of the prior fiscal year.  For the first six months of fiscal 2010, net income available to common shareholders totaled $2.1 million, an increase of $318,000, or 17.9%, as compared to $1.8 million in net income available to common shareholders for the same period of the prior fiscal year.  Per diluted common share, earnings for the first six months of fiscal 2010 were $1.01, an increase of 23.2% as compared to $0.82 per diluted common share for the same period of the prior fiscal year.

Before an effective dividend on preferred shares of $127,000, net income for the quarter ended December 31, 2009, was $1.2 million, an increase of $276,000, or 31.0%, compared to the same period of the prior fiscal year.  The increase was due primarily to the inclusion in the prior period of a $375,000 charge to record the other-than-temporary impairment (OTTI) of the Company’s investment in a pooled trust preferred security, with no corresponding charge in the current period.  Compared to the same period of the prior year, the second quarter of fiscal 2010 showed an increase in net interest income of $587,000, or 17.0%; noninterest income was up $551,000, or 229.6%, due primarily to the previous quarter’s aforementioned OTTI charge; provisions for loan losses increased $110,000, or 55.0%; and noninterest expense was up $729,000, or 33.0%, primarily as a result of additional expenses attributable to the July 2009 acquisition of four new branches in Arkansas.  For the six months ended December 31, 2009, the Company paid an effective dividend of $255,000 on preferred shares and earned net income of $2.4 million.  This increase of $539,000, or 29.7%, from the same period of the prior fiscal year was primarily due to the inclusion in the prior period of the aforementioned $375,000 OTTI charge for a pooled trust preferred security, and a $304,000 OTTI charge to record the impairment of the Company’s investment in Freddie Mac preferred stock.  Compared to the same period of the prior year, net interest income for the first six months of fiscal 2010 was up $1.2 million, or 17.4%; noninterest income was up $919,000, primarily due to the aforementioned OTTI charges; provisions for loan losses were down $80,000, or 13.3%; and noninterest expense was up $1.9 million, or 44.2%, primarily due to expenses attributable to the acquisition and operation of the new branch locations.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 19, 2010, declared a cash dividend of $.12 per share, its 63rd consecutive quarterly dividend since the inception of the Company.  This dividend will be paid on February 26, 2010, to shareholders of record at the close of business on February 12, 2010.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  Since the issuance of the preferred stock to the Treasury, the Company has increased loan balances by approximately $53 million.  The increase in loans was partially due to the July 2009 acquisition of Southern Bank of Commerce (SBOC).  The acquired bank was a small, troubled institution headquartered in Paragould, Arkansas, which had significantly reduced lending activity in recent periods.  The Company believes that it can increase credit availability in the communities in which SBOC was located.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of U.S. government agency mortgage backed securities and municipal debt, helping to improve the availability of credit in two distressed markets.  Since the preferred stock issuance, the Company has increased its securities portfolio balance by $25 million.  Much of these securities purchases would not likely have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by approximately $78 million since the preferred stock issuance.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $66.9 million, or 14.4%, to $532.8 million at December 31, 2009, as compared to $465.9 million at June 30, 2009.  This growth was partially due to the acquisition of SBOC in July 2009, but also due to organic loan growth, investment portfolio growth, and increased cash balances resulting from significant deposit growth.  As deposit growth has outpaced loan growth, the Company has reduced Federal Home Loan Bank (FHLB) advance balances.

Loans, net of the allowance for loan losses, increased $34.0 million to $402.5 million at December 31, 2009, an increase of 9.2%, as compared to $368.5 million at June 30, 2009.  Of that growth, approximately $15 million represents the fair value of loans included in the SBOC acquisition.  In total, the increase primarily reflects growth in commercial real estate loans of $16.5 million, construction loans of $7.9 million, residential real estate loans of $5.2 million, and consumer loans of $4.1 million; commercial operating and equipment loans were relatively unchanged as agricultural loans saw seasonal paydowns.  Due primarily to the SBOC acquisition, non-performing loans rose to 0.41% of total loans at December 31, 2009, compared to 0.21% of total loans at June 30, 2009, and non-performing assets rose to 0.61% of total assets at December 31, 2009, compared to 0.29% of total assets at June 30, 2009.  Our allowance for loan losses at December 31, 2009, totaled $4.3 million, representing 1.05% of total loans and 257% of non-performing loans, as compared to $4.4 million, or 1.19% of total loans, and 557% of non-performing loans, at June 30, 2009.  Available-for-sale investments increased $3.3 million, or 5.4%, to $63.4 million at December 31, 2009, as compared to $60.2 million at June 30, 2009.  The Company’s cash and equivalents balances increased $24.4 million, from $8.1 million at June 30, 2009, to $32.5 million at December 31, 2009.  The increase was attributed to strong deposit growth, additional liquidity obtained through the SBOC transaction, and higher required reserves resulting from transaction account growth.

Total liabilities increased $64.4 million to $488.3 million at December 31, 2009, an increase of 15.2% as compared to $423.9 million at June 30, 2009.  Deposits increased $85.4 million to $397.4 million at December 31, 2009, an increase of 27.4%, as compared to $312.0 million at June 30, 2009.  The increase in deposits was due in part to the SBOC acquisition, which included acquired deposits of approximately $29 million.  The increase was also due to continued strong growth in the Company’s reward checking product and promotion of special high-rate savings accounts in the Company’s new Arkansas markets.  In total, the increase reflected growth of $29.4 million in certificates of deposit, a $27.8 million increase in passbook and statement savings, and a $23.7 million increase in interest-bearing checking accounts.  Certificate of deposit growth included $3.1 million in new brokered CD funds, acquired primarily because of the Company’s participation in a reciprocal brokered deposit service.  Public unit deposits were up $5.8 million, as the Company established a significant new relationship with an area municipality.  Net retail, non-brokered deposits were up $76.6 million.  Of the $29 million in deposits acquired from SBOC, approximately $5 million was public unit and brokered funds, meaning that organic growth in retail, non-brokered deposits was approximately $72 million in the first quarter.  The average loan-to-deposit ratio for the quarter was 105%, as compared to 124% for the same period of the prior year.  FHLB advances decreased $26.3 million, or 33.3%, to $52.5 million at December 31, 2009, as compared to $78.8 million at June 30, 2009, due to increased cash availability as a result of deposit growth.  At December 31, 2009, FHLB borrowings included no short-term borrowings, compared to $6.3 million in short-term borrowings at June 30, 2009.  The Company repaid $15.0 million in callable advances in the first two quarters of fiscal 2010 due to reasonable prepayment fees and cash availability

The Company’s stockholders’ equity increased $2.1 million, or 5.0%, to $44.1 million at December 31, 2009, from $42.0 million at June 30, 2009.  The increase was due primarily to retention of net income and an increase in the market value of the Company’s available-for-sale investment portfolio, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three- and six-month periods ended December 31, 2009, was $4.0 million and $8.1 million, respectively, increases of $587,000, or 17.0%, and $1.2 million, or 17.4%, respectively, as compared to the same periods of the prior fiscal year.  The increases reflected our growth initiatives, which resulted in 20.5% and 18.8% increases, respectively, in the average balances of interest-earning assets (and 19.8% and 18.0% increases, respectively, in interest-bearing liabilities).  The increased earnings balances in the second quarter of fiscal 2010 was partially offset by a decrease in our net interest rate spread, from 3.12% to 3.06%; for the six-month period ended December 31, 2009, our net interest rate spread was unchanged, at 3.16%.  The decrease in average interest rate spread for the quarter and the unchanged spread for the six-month period was attributed to larger cash balances, earning relatively low rates, and promotional deposit products, paying relatively high rates; the Company partially offset these factors by relying to a lesser extent on longer-term FHLB advances, for which the Company has typically paid higher rates.

The provision for loan losses for the three- and six-month periods ended December 31, 2009, was $310,000 and $520,000, respectively, as compared to $200,000 and $600,000, respectively, in the same periods of the prior fiscal year.  The provision for the current quarter and six-month periods represents an annualized charge of 0.30% and 0.26%, respectively, of average loans outstanding, as compared to 0.23% and 0.34%, respectively, for the same periods of the prior fiscal year.

The Company’s noninterest income for the three- and six-month periods ended December 31, 2009, was $791,000 and $1.5 million, increases of $551,000, or 229.6%, and $919,000, or 159.6%, respectively, compared to the same periods of the prior fiscal year.  The increase for the three-month period was primarily due to inclusion in the prior period’s results of a $375,000 charge to record an OTTI charge for a Company investment in pooled trust preferred stock; for the six-month period, the increase was due primarily to the inclusion of $679,000 in OTTI charges for the aforementioned pooled trust preferred stock, as well as the Company’s investment in Freddie Mac preferred stock.  Outside those charges, noninterest income would have increased 28.6% in the second quarter of fiscal 2010, and 19.2% for the first six months of fiscal 2010, as compared to the same periods of the prior fiscal year.  The increases were attributable to increased ATM network income, secondary market loan origination income, loan late charges, and NSF charges.

Noninterest expense for the three- and six-month periods ended December 31, 2009, was $2.9 and $6.1 million, increases of $729,000, or 33.0%, and $1.9 million, or 44.1%, as compared to the same periods of the prior fiscal year.  The increases in noninterest expense were largely attributable to the SBOC acquisition, and consisted of increased compensation and benefits, increased occupancy and data processing charges, increased deposit insurance assessments (primarily the result of base assessment rate increases by the FDIC), and increased legal and professional fees.  The efficiency ratio for the three- and six-month periods ended December 31, 2009, was 60.7% and 63.6%, as compared to 59.7% and 56.7% for the same periods of the prior fiscal year.

Income tax provisions for the three-month period ended December 31, 2009, were $428,000, an increase of $23,000, or 5.7%, compared to the same period of the prior fiscal year.  The increase was due to higher pre-tax income, partially offset by a lower effective tax rate, the result of additional investments by the Company in tax-advantaged instruments.  For the six-month period ended December 31, 2009, income tax provisions were $621,000, a decrease of $209,000, or 25.1%, as compared to the same period of the prior fiscal year.  The decrease for the six-month period was attributed to tax benefits resulting from the SBOC acquisition.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2009	June 30, 2009

Total assets	$532,842,000	$465,897,000
Available-for-sale securities	63,439,000	60,178,000
Loans, net	402,505,000	368,556,000
Allowance for losses on loans	4,270,000	4,430,000
Non-performing assets	3,244,000	1,371,000
Deposits	397,397,000	311,955,000
FHLB advances	52,500,000	78,750,000
Securities sold under repurchase agreements	29,361,000	23,748,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	44,103,000	42,008,000

Equity to assets ratio	8.28%	9.02%
Allowance as a percentage of gross loans	1.05%	1.19%
Non-performing loans as a percentage of gross loans	0.41%	0.21%

Per common share:
Closing market price	$11.75	$9.95
Tangible book value per common share	15.81	14.82

	Three Months Ending December 31,		Six Months Ended December 31,
Selected Operating Data:	2009	2008	2009	2008

Net interest income	$4,045,000	$3,458,000	$8,116,000	$6,912,000
Provision for loan losses	310,000	200,000	520,000	600,000
Non-interest income	791,000	240,000	1,495,000	576,000
Non-interest expense	2,935,000	2,206,000	6,117,000	4,244,000
Income taxes	428,000	405,000	621,000	830,000
Net income	1,163,000	887,000	2,353,000	1,814,000
Effective dividend on preferred shares	127,000	34,000	255,000	34,000
Net income available to common shareholders	$1,036,000	$853,000	$2,098,000	$1,780,000

Per common share:
Basic net income available to common shareholders	$.50	$.40	$1.01	$.82
Diluted net income available to common shareholders	$.50	$.40	$1.01	$.82
Cash dividends	$.12	$.12	$.24	$.24

Average common shares outstanding	2,083,382	2,129,827	2,083,376	2,163,534
Average diluted common shares outstanding	2,086,375	2,130,508	2,086,201	2,163,731

Profitability Ratios:
Return on average assets	.89%	.82%	.92%	.85%
Return on average common equity	12.0%	11.2%	12.4%	11.6%

Net interest margin	3.27%	3.37%	3.38%	3.41%
Net interest spread	3.06%	3.12%	3.16%	3.16%

Efficiency Ratio	60.7%	59.7%	63.6%	56.7%